Exhibit 10.9

Eastside Distilling, Inc.

755 Main Street, Building 4, Suite 3

Monroe, CT 06468

November __, 2024

________________

________________

________________

Re: Eastside Distilling, Inc.

Ladies and Gentlemen:

This letter agreement documents our understanding regarding your investment in Eastside Distilling, Inc. (the “Company”) and your agreement to make another investment through that certain Securities Purchase Agreement by and between you and the Company, dated November __, 2024 (the “SPA”).

Reference is made to your ownership of _____ shares of the Company’s Series D Preferred Stock (the “Series D”). Pursuant to the SPA, you have agreed to lend the Company $____ in exchange for a $____ Senior Secured Note (the “Note”).

By acquiring the Note under the SPA, you hereby agree that a number of shares of Series D equal to $____ of the stated value of the Series D shall be eligible for conversion into shares of the Company’s Common Stock (the “Series D Conversion Shares”). The Series D Conversion Shares shall be convertible on April 7, 2025. The Series D Conversion Shares will have a conversion price equal to the lower of (i) $0.50 per share; or (ii) the five-day volume-weighted average price ending on April 7, 2025, but in no event shall the conversion price be less than $0.25 per share.

Further, in consideration of the promises herein and those made under the SPA, the Company hereby agrees that upon the Company’s repayment of the Note it shall not create any future debt that would encumber or use as collateral any of the assets of Bridgetown Spirits Corp. where any of the proceeds from such debt would be advanced to or used to support Beeline Financial Holdings, Inc.’s business.

Please execute and return this letter to the Company via email to ____ Attention: Geoffrey Gwin, CEO, with a copy to ______.

Sincerely yours,

Geoffrey Gwin, Chief Executive Officer

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I hereby agree to and acknowledge the foregoing:

By:
Title:

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